EXHIBIT 99.1
NYSE to Suspend Trading in Visteon Corporation
and Moves to Remove from the List
NEW YORK, March 4, 2009 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the common stock of Visteon Corporation (the “Company”) – ticker symbol VC – should be suspended prior to the opening on Friday, March 6, 2009.
NYSE Regulation based its determination on the “abnormally low” trading levels of the Company’s common stock, which closed at $0.07 on March 3, 2009 with a resultant market capitalization of approximately $9.1 million.
The Company has previously fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 trading-day period of less than $75 million and total stockholders’ equity of less than $75 million. In addition, prior to the NYSE’s February 26, 2009 rule filing submitted to the Securities and Exchange Commission (“SEC”) to temporarily suspend the $1.00 minimum share price requirement, the Company had previously been notified that it had fallen below the NYSE’s continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading-day period.
The NYSE will make the appropriate filings with the SEC pending the completion of its applicable procedures, as the Company has informed the NYSE that it will not challenge this determination. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.
Company contacts:
Jim Fisher, Director of Corporate Communications
734.710.5557